Exhibit No. 10.22

March 25, 2015

Dani Nabors

208 Oswego Avenue, Apt. 1

Huntington Beach, CA 92648

Dear Dani:

This Severance Payment Agreement (“Agreement”) confirms an agreement between you and Future Ads LLC (the “Company”) concerning the terms of your severance payments should you separate from the Company based on the circumstances described herein.

Payment Upon Termination by Company Without Cause or by you for Good Reason.

In the event your employment is terminated without Cause (as defined below) or for Good Reason (as defined below), the Company shall have no further obligations to you hereunder, except for: (i) an aggregate amount equal to 100% of your annual base salary at the time of such termination, payable over the course of twelve (12) months in accordance with the Company’s normal payroll procedures, subject to your execution of a general release in the form attached hereto as Exhibit A; (ii) all valid expense reimbursements; (iii) all accrued but unused paid time off pay; and (iv) all equity awards, if any, shall fully vest and be exercisable at any time by you for a period of one year following termination.

You shall have no duty to mitigate awards paid or payable to you pursuant to this Agreement, and any compensation paid or payable to you from sources other than the Company will not offset or terminate the Company’s obligation to pay to you the full amounts pursuant to this Agreement.

Definitions.

“Cause”. As used herein, “Cause” shall mean: (a) the refusal or failure by you to carry out specific directions of the Company’s Chief Executive Officer which are of a material nature and consistent with your status as Executive Vice President of Finance (or whichever position you hold at such time), or the refusal or failure by you to perform a material part of your duties hereunder; (b) the commission by you of a material breach of any agreement signed between you and the Company; (c) fraud or dishonest action by you in your relations with the Company, its parent company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean your knowingly or recklessly making a material misstatement or omission for your personal benefit); or (d) your conviction for a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to your acts described in clauses (a) or (b) above, unless the Company shall have given written notice to you within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, you shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period.

“Good Reason”. As used herein, “Good Reason” shall mean the occurrence of any of the following circumstances without the your prior written consent: (a) a substantial and material adverse change in the nature of your duties and/or responsibilities with the Company that represents a demotion from your duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”) or the assignment to you of any duties materially inconsistent with your position, authority, duties and/or responsibilities; (b) a failure by the Company to make any payment to you when due, unless the payment is not material and is being contested by the Company, in good faith; or (c) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a) or (b) above, unless you shall have given written notice to the Company within a period not to exceed ten (10) calendar days of your knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a) or (b) above.

This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

This Agreement supersedes all prior agreements with respect to the subject matter herein, whether written or oral, including any prior severance plans. The terms of this Agreement may only be modified in a signed writing between you and the Chief Executive Officer of the Company. Except as set forth herein and to the extent they are not inconsistent with this Agreement, all provisions in any agreements signed between you and the Company shall remain in full force and effect. You further acknowledge and agree that notwithstanding this Agreement or anything to the contrary, your employment at Future Ads LLC is and shall remain “at-will” and may be terminated by either you or the Company at any time for any reason or for no reason. To be clear, nothing set forth herein creates a contract of employment between the Company and you for any specified term or otherwise. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

Sincerely,

/s/ Robert Regular

Robert Regular

CEO

I acknowledge, understand and accept the terms and conditions of this Agreement as set forth herein.

/s/ Dani Nabors	March 25, 2015
Dani Nabors	Date

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SETTLEMENT AND GENERAL RELEASE agreement

THIS SETTLEMENT AND GENERAL RELEASE AGREEMENT (this “Agreement”), is entered into on ____, 20__, between Future Ads LLC (the “Company”) and Dani Nabors (“You”).

1.       Severance. In consideration for the agreements and releases by You set forth below, Company agrees that the Company shall pay You the amounts required by the Severance Payment Agreement between Company and You dated March ___, 2015 (“Severance Payment Agreement”). You acknowledge and agree that, but for the execution of this Agreement, You would not be entitled to the severance payments described in the Severance Payment Agreement.

2.       Releases. The Company, on behalf of itself and its current and former parents, subsidiaries and affiliates, and their respective officers, directors, stockholders, partners, members, subagents, attorneys, representatives, insurers, trustees, successors, predecessors, and assigns (collectively, the “Company Related Parties”), hereby releases and discharges You from any and all obligations, debts, liabilities, demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money owed, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities of every kind and nature and description whatsoever, which the releasing party ever had, now has or may thereafter acquire, solely arising out of or based on Your employment with the Company (specifically excluding, however, any claims for breach of any representation, warranty, obligation or covenant by the You contained in this Agreement).

You, on behalf of yourself and your heirs and personal representatives (collectively, the “Your Related Parties” and together with the Company Related Parties, the “Related Parties”), hereby release and discharge the Company and the Company Related Parties, from any and all obligations, debts, liabilities, demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money owed, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities of every kind and nature and description whatsoever, which You ever had, now have or may thereafter acquire, solely arising out of or based upon Your employment with the Company (specifically excluding, however, any claims for breach of any representation, warranty, obligation or covenant by the Company contained in this Agreement).

3.        Agreement on Disclosure. Each of the parties agrees that in respect of matters relating to Your employment with the Company, that none of them will make disparaging remarks about the other.

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4.        Acknowledgement and Waiver.

(a)       Each party, on behalf of itself and its Related Parties, with respect to the releases set forth in Section 2 above, understands, acknowledges and agrees that said release may be pleaded (i) by any of the released parties as a full and complete defense and may be produced by any such released party as a basis for an injunction against any action, suit or claim or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release; or (ii) otherwise as a basis for enforcing the obligations of the releasing parties hereunder. Each of the releasing parties hereby acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, and any similar federal or state statute, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THIS SETTLEMENT WITH THE DEBTOR.”

(b)       Each releasing party, on behalf of itself and its Related Parties, hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or non-statutory law of any other jurisdiction with respect to the releases granted hereunder. In connection with such waiver and relinquishment, each releasing party, on behalf of itself and its Related Parties, acknowledges that it is aware that it or its attorney or agents may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement, but that it is each releasing party’s intention hereby to release fully, finally and forever the matters released herein, whether known or unknown, suspected or unsuspected, as set forth hereinabove, notwithstanding the discovery or existence of any such additional or different facts.

5.       No Transfer of Claims. Each releasing party under paragraph 2 hereunder hereby represents and warrants to each released party that it and its Related Parties has never transferred any claims of the type released hereunder that it may have had against the released parties to any other person or entity.

6.       Miscellaneous.

(a)       This Agreement will inure to the benefit of and be binding upon the representatives, successors and assigns of each of the parties.

(b)       This Agreement and the other agreements herein mentioned, contain the entire agreement between the parties relating to its subject matter and supersede and cancel all prior contemporaneous written and oral agreements relating thereto. Any oral representation or modification concerning this Agreement shall be of no force or effect. This Agreement can be modified only by a writing signed by all of the parties.

(c)       This Agreement will be construed for all purposes in accordance with the laws of the State of California, without giving effect to its choice of law principles.

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(d)       Nothing in this Agreement is intended to constitute, or does constitute, any admission by the parties of any liability to each other or violation of any law, statute, regulation, contract or legal obligation, all of which is expressly denied.

(e)       The parties represent that they have read this Agreement, understand its terms and effect and enter into it knowingly and voluntarily.

(f)       Headings in this Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

(g)       This Agreement may be signed in counterpart originals with the same force and effect as though a single original were executed.

IN WITNESS WHEREOF, the parties have executed this Settlement and General Release Agreement as of the date first set forth above.

Future Ads LLC

By:

Dani Nabors

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